Exhibit 12


                              Cytec Industries Inc.

                Computation of Ratio of Earnings to Fixed Charges

                          (Dollar amounts in millions)



                                                        Year Ended   Year Ended
                                                        ----------   ----------
                                                          12/31/96   12/31/95
                                                        ----------   ----------

Earnings (loss) before income taxes                        168.3       158.1

Add:
            Interest on indebtedness
                        net of capitalized interest          6.4         2.6

            Portion of rents representative
                        of the interest factor               5.4         5.4
                                                           -----       -----

Earnings as adjusted                                       180.1       166.1
                                                           =====       =====


Fixed charges:
            Interest on indebtedness                         8.0         3.2

            Portion of rents representative
                        of the interest factor               5.4         5.4
                                                           -----       -----

Fixed charges                                               13.4         8.6
                                                           =====       =====

Ratio of earnings to fix charges                            13.4        19.3
                                                           =====       =====